                                                                    Exhibit 99.1


[LOGO OF UNITED HEALTHCARE CORPORATION]
- --------------------------------------------------------------------------------
News Release
- --------------------------------------------------------------------------------
United HealthCare Corporation(SM)


                             CONTACTS:   David Koppe, CFO
                                         (612) 936-7211

                                         Bernard McDonagh
                                         Vice President, Investor
                                         Relations
                                         (612) 936-7214

                                         Noreen Conway, Vice President
                                         Public Relations and
                                         Communications
                                         (612) 936-1125


(For Immediate Release)

                    UNITED HEALTHCARE REPORTS SECOND QUARTER
                       NET EARNINGS GROWTH OF 20 PERCENT

              SAME-STORE ENROLLMENT UP 17 PERCENT YEAR-OVER-YEAR;
                       GAINS SEEN IN MEDICARE ENROLLMENT;
                        LOW MEDICAL COST TRENDS CONTINUE


     MINNEAPOLIS (August 3, 1995) -- United HealthCare Corporation (NYSE:UNH) announced today that total revenues for the second quarter ended June 30, 1995 increased 23 percent to $1.16 billion compared to $939.5 million for the same period a year ago. Second quarter net earnings were $89.9 million, up 20 percent from comparable net earnings of $74.9 million for last year's second quarter. Second quarter 1995 earnings per share were $0.51, a 19 percent increase over comparable earnings per share of $0.43 for the second quarter of 1994.

(In the second quarter of 1994, the company recorded nonrecurring, non-operating merger costs of $35.9 million associated with its May 1994 acquisitions of Complete Health Services, Inc. and Ramsay-HMO, Inc. This reduced second quarter 1994 net earnings before extraordinary gain by $22.3 million, or $0.13 per share, and resulted in reported second quarter 1994 net earnings before extraordinary gain of $0.30 per share. In addition, the company's May 1994 sale of its subsidiary Diversified Pharmaceutical Services, Inc. resulted in a second quarter 1994 extraordinary gain of $1.38 billion, or $7.85 per share.)

                                    (more)

Public Relations and Communications

P.O. Box 1459
Minneapolis, Minnesota 55440-1459
(612) 936-3693

United HealthCare Corporation
Second Quarter Results
August 3, 1995 -- p. 2


For the six months ended June 30, 1995, total revenues increased 23 percent to $2.26 billion, compared to $1.84 billion for the same period a year ago. Net earnings for the six-month 1995 period were $179.3 million, up 23 percent from comparable net earnings of $145.3 million for the six-month period in 1994. Earnings per share for the six-month 1995 period were $1.02, a 23 percent increase over comparable earnings per share of $0.83 for the six-month period in 1994.

United HealthCare Chairman and CEO William McGuire said, "We are pleased with the second quarter and six month results, particularly during this period of challenging market conditions and at a time we are making sizable internal investments in new business development. The strong growth in commercial enrollment and the acceleration of growth in Medicare enrollment that were seen during the quarter are very encouraging. While continued investments in new products and programs have resulted in higher selling, general and administrative costs, we believe this will have a positive impact on the ongoing development of United HealthCare. We are particularly pleased to see that our medical cost trends remain stable and in the low single digits. The minor increase in the medical expense ratio is predominately a reflection of declines in Medicaid reimbursement rates in certain Medicaid markets, and because of our internal decision to selectively increase Medicaid provider reimbursements. Our commercial business has remained very strong. Inpatient utilization in particular has continued to decrease. We are encouraged that we have not seen any unusual or unanticipated system-wide increases in medical costs."

ADDITIONAL HIGHLIGHTS
- ---------------------

ENROLLMENT: Year-over-year same-store enrollment in owned health plans increased 17 percent, or 399,700 enrollees, with strong growth seen in all segments. Commercial enrollment was up 16 percent, Medicaid 24 percent, and Medicare 21 percent.

Second quarter 1995 same-store growth was the best second quarter enrollment in the company's history, with the addition of 78,400 members. This compares to the 57,700 enrollees added in the same quarter a year ago. For the six months ended in June 1995, the company added a total of 264,700 members.

"Our strong second quarter enrollment growth is very encouraging," said Dr. McGuire, "particularly in light of the fact that our Medicare initiatives are just beginning, and we are still awaiting the start of a number of state managed care Medicaid programs. In addition, we are very pleased with our strong second-quarter commercial enrollment growth given the competitive premium rate environment in some of our markets. We continue to believe that same-store enrollment gains of 15-20 percent remain attainable in 1995."

                                    (more)

United HealthCare Corporation
Second Quarter Results
August 3, 1995 -- p. 3



                         UNITED HEALTHCARE CORPORATION
                         OWNED HEALTH PLAN ENROLLMENT


                                      JUNE 30,           DECEMBER 31,
                                    1995         1994            1994
                                    ----         ----            ----
Enrollment (re-stated
 for pooled acquisitions
 only)
    Commercial                 2,342,300    1,706,200       1,790,500
    Medicaid                     313,500      253,000         285,400
    Medicare                     124,600      102,600         108,900
                               ---------    ---------       ---------

      Total                    2,780,400    2,061,800       2,184,800
                               ---------    ---------       ---------

Enrollment (same-store
  re-stated for all
  acquisitions)
    Commercial                 2,342,300    2,025,100       2,121,400
    Medicaid                     313,500      253,000         285,400
    Medicare                     124,600      102,600         108,900
                               ---------    ---------       ---------

      Total                    2,780,400    2,380,700       2,515,700
                               ---------    ---------       ---------




MEDICAL COSTS: The company noted that the medical expense ratio, the percent of premium revenue expensed as medical costs, rose slightly in the second quarter to 78.6 percent from the 78.1 percent reported for the same quarter a year ago and from the 78.0 percent reported last quarter.

   Commercial and Medicare product results remain very good. For the company's commercial products, medical cost trends remain in the 1-2 percent range. Hospital utilization is flat to down, with a very small reciprocal increase in utilization in the outpatient component of medical costs noted in a few markets.


                                    (more)

United HealthCare Corporation
Second Quarter Results
August 3, 1995 -- p. 4



Physician costs have risen only modestly in some of the company's markets, while they have decreased in others.

   The majority of the second-quarter increase in the medical expense ratio resulted from the company's Medicaid programs. Several sites contributed to the increase including:

   . The company's new, increased Medicaid enrollment in Rhode Island has had an initial higher medical expense ratio than experienced in other markets. This is not totally unexpected, since this is the first program of its type in that state. This higher utilization should abate over time as the company gains more experience with the Medicaid population in this market.

   . The company has a very successful, well-regarded Medicaid product in Illinois and continues to await implementation of the state's previously announced decision to expand its managed care program for Medicaid. In anticipation of a larger enrollment base, the company made a strategic decision to strengthen its provider network and increase reimbursement to its Medicaid providers in early 1995. This has resulted in a slight increase in costs at this site.

   . The company has received some Medicaid rate reductions in 1995, particularly in Ohio. This resulted in a small increase in medical expense ratio for that service line.

   SG&A COSTS: SG&A spending was 14.6 percent of revenues for the second quarter of 1995, up sequentially from the 14.3 percent for the first quarter, but down significantly from the 15.8 percent reported for the same quarter a year ago. The sequential increase in spending was due to the company's continued investments in new and existing programs, including:

       MEDICARE: The company remains on-track to meet its goal of having risk contracts in all of its major owned health plan markets by March 1996. This effort requires high front-end investments which were manifest in the second quarter administrative expenses. The addition of 10,000 new Medicare members in the second quarter is a record for the company and reflects the early positive results of these efforts. The company expects continued acceleration in Medicare enrollment in the future because of these efforts.

                                    (more)

United HealthCare Corporation
Second Quarter Results
August 3, 1995 -- p. 5



       INTERNATIONAL: Spending continues on various international initiatives. The company believes that there are attractive opportunities in this area and that it is well-positioned to take advantage of them in the future.

         CARE FOR THE AGED: Prospects for specialty programs in this area look particularly encouraging, and the company continues to invest in their development. Three sites are now operational under the EverCare Demonstration Project with HCFA, and six more are in development. Sequentially more positive financial results are expected from these ongoing efforts.


   MANAGED AND SPECIALTY SERVICES: These businesses performed very well in the quarter. Revenue and operating income each grew 8 percent on a sequential basis from the first quarter of 1995. Managed health plans realized a strong 19 percent enrollment growth for the 12-month period. Results from the managed health plans and the company's mental health business, United Behavioral Systems, were the primary drivers of these favorable results. Managed health plans and specialty services continue to be an important source of revenue and earnings for United.

   "Overall, we are pleased with our second quarter results," said Dr. McGuire. "Our enrollment growth has been strong in all segments, and despite a more competitive market for commercial enrollees, we have maintained our pricing discipline. Looking ahead, our pending acquisition of MetraHealth will create an even stronger company with enhanced prospects for superior growth in revenues and earnings. We look forward to our company having a broader array of products and skills, expanded sites of service, and additional types of customers as we continue the growth and development of United HealthCare."

   United HealthCare Corporation is a national leader in health care management, serving purchasers, users, managers and providers of health care since 1974.
The company's broad range of products is offered through 21 locally-based owned and managed health plans, whose membership exceeds 3.8 million, and its non-geographically bounded specialty care management companies, which serve the needs of 27 million-plus lives.


                                   # # # # #

                         UNITED HEALTHCARE CORPORATION
                     CONSOLIDATED STATEMENTS OF OPERATIONS
                     (in thousands, except per share data)
                                  (unaudited)

                                              Three Months Ended         Six Months Ended
                                                   June 30                   June 30
                                                   -------                   -------
                                                 1995         1994         1995         1994
                                                 ----         ----         ----         ----
REVENUES
Premiums                                   $1,048,773   $  835,702   $2,053,262   $1,640,693
Management Service                             68,749       77,552      133,973      158,974
Investment Income and Other                    40,423       26,211       74,545       43,354
                                           ----------   ----------   ----------   ----------

         Total Revenues                     1,157,945      939,465    2,261,780    1,843,021
                                           ----------   ----------   ----------   ----------

OPERATING EXPENSES
Medical Costs                                 824,161      652,266    1,607,662    1,281,844
Selling, General and
 Administrative Costs                         169,519      148,168      327,097      291,534
Depreciation and Amortization                  20,384       16,378       40,049       32,281
                                           ----------   ----------   ----------   ----------

         Total Operating Expenses           1,014,064      816,812    1,974,808    1,605,659
                                           ----------   ----------   ----------   ----------

EARNINGS FROM OPERATIONS                      143,881      122,653      286,972      237,362
                                           ----------   ----------   ----------   ----------

Interest Expense                                 (378)        (569)        (558)      (1,137)
Merger Costs                                       --      (35,940)          --      (35,940)
                                           ----------   ----------   ----------   ----------

EARNINGS BEFORE INCOME TAXES,
 MINORITY INTERESTS AND
 EXTRAORDINARY GAIN                           143,503       86,144      286,414      200,285

Provision for Income Taxes                    (53,096)     (33,031)    (105,974)     (76,098)
 Minority Interests in Net
 Earnings of consolidated
 Subsidiaries                                    (528)        (457)      (1,129)      (1,133)
                                           ----------   ----------   ----------   ----------

NET EARNINGS BEFORE
 EXTRAORDINARY GAIN                            89,879       52,656      179,311      123,054
                                           ----------   ----------   ----------   ----------

Extraordinary Gain on Sale of
 Subsidiary, net of Income
 Taxes of $808,758                                 --    1,377,075           --    1,377,075
                                           ----------   ----------   ----------   ----------

NET EARNINGS                               $   89,879   $1,429,731   $  179,311   $1,500,129

Net Earnings Per Share Before
 Extraordinary Gain                             $0.51        $0.30        $1.02        $0.70
Extraordinary Gain Per Share                       --         7.85           --         7.86
                                           ----------   ----------   ----------   ----------
Net Earnings Per Share                          $0.51        $8.15        $1.02        $8.56

Weighted Average Number of Common
 Shares Outstanding                           176,304      175,490      176,390      175,160



                         UNITED HEALTHCARE CORPORATION
                     CONDENSED CONSOLIDATED BALANCE SHEETS
                                 (IN THOUSANDS)




                                    JUNE 30, 1995   DECEMBER 31, 1994
                                    -------------   -----------------
                                     (UNAUDITED)
ASSETS
 Cash and Short-term Investments       $1,031,172          $1,654,336
 Other Current Assets                     272,943             253,879
 Long-Term Investments                  1,456,333           1,115,054
 Other Long Term Assets                   995,538             466,210
                                       ----------          ----------

  TOTAL ASSETS                         $3,755,986          $3,489,479

LIABILITIES AND
 SHAREHOLDERS' EQUITY
 Medical Services Payables             $  473,612          $  443,559
 Other Current Liabilities                230,051             220,743
 Long-term Obligations                     20,545              24,275
  TOTAL LIABILITIES                       724,208             688,577

Minority Interests                          6,374               5,446
Shareholders' Equity                    3,025,404           2,795,456

  TOTAL LIABILITIES AND
   SHAREHOLDERS' EQUITY                $3,755,986          $3,489,479



                         UNITED HEALTHCARE CORPORATION
                                EARNINGS REPORT*
                     (In thousands, except per share data)



                                                 Three Months Ended
                                            June 30, 1995  June 30, 1994
                                            -------------  -------------

Revenues                                       $1,157,945     $  939,465

Net earnings before extraordinary gain         $   89,879         52,656
Extraordinary gain on sale of subsidiary               --      1,377,075
Net earnings                                       89,879     $1,429,731

Net earnings per share before
  extraordinary gain                           $     0.51     $     0.30*
Extraordinary gain per share                           --           7.85
Net earnings per share                         $     0.51     $     8.15

Average number of common shares
  outstanding                                     176,304        175,490

                                                  Six Months Ended
                                            June 30, 1995  June 30, 1994
                                            -------------  -------------

Revenues                                       $2,261,780     $1,843,021

Net earnings before extraordinary gain         $  179,311     $  123,054
Extraordinary gain on sale of subsidiary               --      1,377,075
Net earnings                                   $  179,311     $1,500,129

Net earnings per share before
  extraordinary gain                           $     1.02     $     0.70*
Extraordinary gain per share                           --           7.86
Net earnings per share                         $     1.02     $     8.56

Average number of common shares
  outstanding                                     176,390        175,160


*The financial information for the three and six months ended June 30, 1994, has been restated to include the results of Ramsay-HMO, Inc. and Complete Health Services, Inc. in accordance with pooling of interests accounting. Excluding the nonrecurring, non-operating costs of $35.9 million associated with the Ramsay and Complete mergers, net earnings before extraordinary gain for the three and six months ended June 30, 1994 would have been $74,939 and $145,337, respectively, or $0.43 and $0.83 per share.